Exhibit 99.1

ORSUS XELENT SEES 2008 REVENUES REACHING $120 to $130 MILLION

AND FULL YEAR NET INCOME GROWING OVER 50%

NEW YORK, NY--April 29, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the PRC and Asian market, announced today that it anticipates continuing strong top and bottom line growth in 2008 as it focuses on further strengthening of its marketing efforts, achieving fuller control of its production and continuing to realize benefits from its R&D efforts aimed at meeting and exceeding customer expectations for its diverse and innovative line of mobile phones.

In the guidance being provided for the full year ending December 31, 2008, the Company stated that it sees revenues growing to between $120 million and $130 million, which would translate to an estimated gain of above 30% compared to the recently reported record sales achieved in 2007 of $89.9 million.

While forecasting increased expenditures in 2008 for expanded marketing efforts and research and development, the Company nevertheless anticipates that net income for the full year will increase over 50% to between $14.5 million and $15.5 million, as compared with record net income in 2007 of $9.7 million.

Providing additional detail on anticipated 2008 results, the Company stated that its planned increase in marketing expenditures would be primarily for a further build up of its business development professionals as well as other expanded marketing activity aimed at further increasing brand awareness and market penetration. The Company also is planning to invest six to seven times more in research and new product development than it did in 2007 which it expects will be a key contributor to anticipated sales gains in 2008 and beyond.

The Company added that it expects approximately 47% of 2008 sales will come from sales of traditional handsets, while operator-tailored cell phones should account for approximately 33% and specialized application mobile terminals roughly 20% of the 2008 total sales. Further, it anticipates that approximately 65% of the traditional handsets it expects to sell will be “low end” at prices ranging up to approximately $270 per unit, while 30% will be “mid level” at prices from $270 to $400 per unit, and roughly 5% will be “high end” sales above $400 per unit.

Mr. Xavier Wang, president and CEO of Orsus Xelent, commented, "Our forecast assumes we will complete an acquisition during 2008 of a manufacturing facility, after which our entire product line is expected to show significant progress from further gains in productivity resulting from increased control of our manufacturing as well as increased R&D capability. The acquisition we have targeted also will enable us to more quickly turn around our designs into manufactured products to meet changing market demands. We also may take on some outside OEM production and, in general, expect to be able to establish ourselves more firmly as industrial manufacturers as well as designers and producers of mobile phones. The anticipated contributions from our R&D programs, as well as expected sales volume increases overseas and from our premier domestic distributors, should also result in further sales gains from our GSM handsets.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. More detailed information regarding risk factors is included in Company filings with the U.S. Securities and Exchange Commission. Many of these factors are beyond the control of the Company. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this Press Release.

Contact:
Contact:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7803
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951